Schedule I

                           Schedule of Fees
                                  for
               Reinsurance Trust & Custodial Services



     New Account Acceptance Fee         $   750
         Payable upon Account Opening

     Minimum Administrative Fee         $ 7,500
         Payable Upon Account Opening and in Advance each year in which we act as Reinsurance Trustee and/or Custodian

ACTIVITY FEES:

Disbursements

 Per Check                  $     35
 Per Wire   U.S.            $     35
            International   $    100

Receipts

Per Deposit                 $     10

Investments
Per directed buy/sell       $     75

The Investments fee will be waived in any month that fewer than three trades are requested. The Investments fee will also be waived for any sweep product offered by JPMorgan's
Escrow Group.


LEGAL EXPENSES:             At Cost
There will be no legal expense for JPMorgan if our standard form reinsurance trust agreement is employed without substantive amendments.

Administrative Details:
A New Account Acceptance Fee will be charged for the Bank's review of the Reinsurance Trust Agreement along with any related account documentation. A one (1) year Minimum Administrative Fee will be assessed for any account which is funded. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover a maximum of ten (10) annual administrative hours for the Bank's standard trustee services. Those include account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Reinsurance Trust Agreement.


Extraordinary Services and Out-of Pocket Expenses:


Any services beyond our standard services as specified above, such as annual administrative activities in excess of ten (10) hours and all reasonable out-of-pocket expenses including attorney's fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's standard rate.


Modification of Fees:


Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level which is fair and reasonable in relation to the responsibilities assumed and the duties performed.


Assumptions:

  Cash balances shall be continuously invested in JPMorgan Prime Money Market Fund #830 until withdrawn or re-invested in term securities. This investment is a JPMorgan sweep option. There would be a charge of 50 basis points on cash balances if another investment option were to be chosen for these funds.

  The account will be invoiced in the month in which the account is is opened and annually thereafter.

  Payment of the invoice is due 30 days following receipt.







                                Schedule II



                         Authorized Signers List




































                          Schedule III


         Telephone Number(s) for Call-backs and Person(s)
        Designated to Confirm Funds Transfer Instructions


If to Grantor:

       Name                            Telephone Number


1.  _________________________        _________________________

2.  _________________________        _________________________




If to Beneficiary:

       Name                            Telephone Number


1.  _________________________        _________________________
2.  _________________________        _________________________



Telephone call-backs shall be made to either Grantor or Beneficiary B if joint instructions are required pursuant to the Trust Agreement.